Exhibit 99.1

Golden Phoenix Reports on its Santa Rosa Gold Project and Mhakari Silver and Gold Project; Don Gunn Assumes Chairmanship from Robert Martin

LAS VEGAS, NV, MARCH 11, 2013 - Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM) (“Golden Phoenix” or the “Company”) is pleased to announce it has received written confirmation from its Panamanian partners that their option price to purchase the Company’s interest in the Santa Rosa gold project has increased from $3,000,000 USD to $3,750,000 USD.

Under the terms of the agreement between the ownership parties, the Panamanian partners have elected to waive purchase of the next installment of the Company’s share interest, which was due on January 30, 2013, and agreed to increase the payment for the Company’s 10% interest in the mine by $750,000.  This gives the Panamanian partners up July 30, 2013 to complete the purchase of the Company’s interest, or forfeit that right, allowing the Company to either hold the interest or sell it to a third party.

Concerning its Mhakari silver and gold property rights located adjacent to the Mineral Ridge gold project near Tonopah, Nevada, the Company also announced that the Company and its partner have signed an amended and restated option agreement.  Under the terms of the amendment to their existing agreement, the parties have agreed to an extension of time for the parties to perform their obligations, modified the cash and common share payment requirements of the Company, and redefined the Company’s work commitment for the properties.

In other news, Robert Martin announced that he is stepping down from the Board of Directors, effective March 4, 2013.  The Board has elected Don Gunn to  replace Mr. Martin as Chairman.

In departing the Board, Mr. Martin said, “It has been an honor to serve Golden Phoenix these past seven years.  Unfortunately, the demands of my family business and caretaking of close relatives must now take precedence.  I leave the Board knowing that under the tested leadership of Don Gunn and the directors and officers, the Company will continue to strive for growth.  I remain a committed shareholder, and thank all Golden Phoenix stakeholders for their loyalty, patience and support”.

Don Gunn, who serves as Chairman of the Interim Governing Board (IGB) commented on his new position as Chairman of the Board of Directors, stating, “We are continuing to focus on rebuilding our asset base and positioning our company to best take advantage of the current state of the market.”

For more information please visit our web site at http://www.goldenphoenix.us.

About the Company: Golden Phoenix Minerals, Inc. is a Nevada-based mining company committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and Central America.  Golden Phoenix owns, has an interest in, or has entered into agreements with respect to mineral properties located in the United States, Canada, Panama and Peru.  Golden Phoenix has an option to earn an 80% interest in four properties that are adjacent to the Mineral Ridge Gold Project in Nevada.  These include the Vanderbilt Silver and Gold Project, Galena Flats, Coyote Fault Gold and Silver Project and the Coyote Fault Extension.

Forward-Looking Statements: Information contained herein regarding pending legal matters or strategy, optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description limited herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information Contact:
Golden Phoenix Investor Relations (702) 589-7475
goldenphoenixinvestor@gmail.com